Exhibit 10.20.2

                             FIRST AMENDMENT TO THE
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      The Supplemental Executive Retirement Plan of Citicorp and Affiliates, as amended and restated effective January 1, 1998 (the "Plan"), is hereby amended as follows:

      1. The definition of Covered Compensation in Section 2(a) of the Plan is amended by deleting the period (".") and adding at the end thereof the following:

                        "; provided, however, that, for each Plan Year beginning after 1998, a Participant's Covered Compensation for such year may not exceed an amount determined in accordance with the formula A x (1.06)N, where "A" is a Participant's Target Cash Compensation for 1998 and "N" is the difference that results from subtracting 1998 from the then current calendar year."

      2. The definition of "Current-Year Participant" in Section 2(a) of the Plan is amended by deleting the period (".") and adding at the end thereof the following:

                        "; provided, however, that, for Plan Years beginning after 1999, (i) only Protected Participants shall be Current-Year Participants and (ii) unless the Committee determines otherwise, no Eligible Employee other than a Protected Participant shall earn additional benefits under the Plan."

      3. The definition of "Retirement Plan" in Section 2(a) of the Plan is amended by deleting the words "as the same may be amended from time to time, and any successor plan thereto." and replacing such words with the following:

                        "as in effect on December 31, 1999."

      4. Section 2(a) of the Plan is amended by adding after the definition of "Retirement Plan" the following:

                              "Target Cash Compensation for 1998" means, with
                        respect to each Participant, the amount determined by the Committee equal to the sum of the Participant's annual rate of base salary as of December 31, 1998 and target Bonus Pay for 1998."

      5. Section 3(d) of the Plan is amended by adding at the end thereof the following:

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                        "Anything in the Plan to the contrary notwithstanding,
                        benefits under the Plan shall not be payable in a lump sum unless (i) the Participant participates after December 31, 1999 in the tax qualified cash account balance retirement plan which is the successor to the Retirement Plan (the "CBP"), (ii) the Participant has the right to elect to receive under the CBP the portion of his Retirement Benefit accrued under the Retirement Plan as of December 31, 1999 in a lump sum (the "Pre-2000 Benefit") and (iii) at the time of the Participant's retirement, the Participant elects under the CBP to receive the Pre-2000 Benefit in a lump sum."

      6.    The Plan is amended by adding at the end thereof the following:

                              "10. Closed to New Participants. Anything in the
                        Plan to the contrary notwithstanding, unless the Committee determines otherwise, effective as of December 31, 1999, the Plan shall be closed to new Participants."

      7. This amendment to the Plan shall be effective as of January 1, 1999. Except as amended hereby, the Plan shall remain in full force and effect.